Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

30 June 2010

CH2M HILL Companies, Ltd (“CH2M HILL”) notes the announcement of a revised cash offer by URS Corporation in respect of Scott Wilson Group plc (“Scott Wilson”).

CH2M HILL confirms that it will no longer proceed with its acquisition of Scott Wilson and the Takeover Panel has consented to the withdrawal of its offer. CH2M HILL will follow the Scott Wilson Board’s recommendation in terms of its shareholding.*

Lee McIntire, Chairman and Chief Executive Officer of CH2M HILL, commented:

“CH2M HILL’s long-term strategy is focused on organic growth, based upon delivery and strong customer service, and selective acquisitions to enhance our geographic and market sector presence. While Scott Wilson is an excellent company and an attractive cultural fit with CH2M HILL, it is not felt to be value enhancing to us at the current valuation. We understand the importance of certainty to all those impacted by the offer process, in particular the employees and customers of Scott Wilson, and have decided to make clear today that we will no longer proceed with the acquisition of the company. We sincerely wish the management and staff all the best in the future. We will follow the Scott Wilson Board’s recommendation in terms of our shareholding.*”

Contacts:

CH2M HILL	Jacqueline Rast	+44 (0) 207 404 5959

Rothschild:	Paul Simpson	+44 (0) 207 280 5000
(financial adviser)	Stuart Vincent

Investec:	Keith Anderson	+44 (0) 207 597 5110
(corporate broker)	Charlie Batten	+44 (0) 207 597 5184

Brunswick:	Kate Holgate	+44 (0) 207 404 5959
Jayne Rosefield

*CH2M HILL reserves the right to sell any of its shareholding at any point.

A copy of this announcement will be available at www.ch2m.com